EXHIBIT D

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of May 7, 2006 (this “Agreement”), by and between Wachovia Corporation, a North Carolina corporation (“Wachovia”), and Bernard A. Osher, solely in his individual capacity as beneficial owner of Shares (the “Shareholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).

W I T N E S S E T H:

WHEREAS, Golden West Financial Corporation (“Golden West”) and Wachovia are, immediately after the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which Golden West will merge with and into a subsidiary of Wachovia (the “Merger”);

WHEREAS, as of the date hereof, the Shareholder is a member of Golden West’s board of directors and is the beneficial owner of the shares of Golden West Common Stock and options to purchase shares of Golden West Common Stock listed on the signature page hereto (the “Existing Shares” and, together with any shares of Golden West Common Stock, options to purchase shares of Golden West Common Stock or other voting capital stock of Golden West acquired by the Shareholder after the date hereof, the “Shares”); and

WHEREAS, certain other significant shareholders of Golden West who are officers and members of Golden West’s board of directors (the “Other Shareholders”) are, as of the date hereof, entering into with Wachovia agreements similar to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. The Shareholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Golden West Meeting or any other meeting of the shareholders of Golden West, however called, or in connection with any written consent of the shareholders of Golden West, relating to any proposed action by the shareholders of

Golden West with respect to the matters set forth in Section 1.1(b) below, the Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Shareholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares owned by the Shareholder, and any other voting securities of Golden West (whenever acquired), that are owned beneficially or of record by the Shareholder or as to which he has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of Golden West’s shareholders requested in furtherance thereof and (ii) against any action or agreement submitted for approval of the shareholders of Golden West that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Golden West contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the shareholders of Golden West that the Shareholder would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement; provided, however, that the parties acknowledge that this Agreement is entered into by the Shareholder solely in his capacity as beneficial owner of the Shares and that nothing in this Agreement, including without limitation Section 3.1(d), shall prevent the Shareholder from discharging his fiduciary duties as a member of the board of directors of Golden West.

1.2 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for actions taken in furtherance of this Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Shareholder and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Shareholder.

1.3 Proxy. The Shareholder hereby grants to Wachovia a proxy to vote the Shares owned beneficially and of record by the Shareholder as indicated in Section 1.1 above (which proxy shall be limited to the matters set forth in Section 1.1). The Shareholder intends that such proxy will be irrevocable and coupled with an interest and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such proxy will expire automatically and without further action by the parties upon termination of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Wachovia as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Wachovia, constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) Ownership. As of the date hereof, the number of shares of Golden West Common Stock beneficially owned by the Shareholder is listed on the signature page hereof. The Existing Shares listed on the signature page hereof are, and any additional shares of Golden West Common Stock and any additional options to purchase shares of Golden West Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Shareholder. As of the date hereof, the Existing Shares listed on the signature page hereof constitute all of the shares of Golden West Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Shareholder or any of the Shareholder’s affiliates. The Shareholder has and, except with respect to Existing Shares transferred in accordance with Section 3.1(a) hereof, will have at all times through the Effective Time, individually or together with one or more Other Shareholders, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good title to the Existing Shares listed on the signature page hereof, free and clear of any Liens and, except with respect to Existing Shares transferred in accordance with Section 3.1(a) hereof, the Shareholder will have good title to such Existing Shares and any additional shares of Golden West Common Stock and options to purchase shares of Golden West Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations under this Agreement will not, (i) to his knowledge, conflict with or violate any law, ordinance or regulation of any Governmental or Regulatory Authority applicable to the Shareholder or by which any of his assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1 Further Agreements of Shareholder. (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”), except for gifts consistent in amounts and terms with past practices, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Golden West or any other person with respect to the Shares or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of Golden West Common Stock and options to purchase shares of Golden West Common Stock acquired beneficially or of record by the Shareholder after the date hereof, or any interest therein; provided, however, that, the Shareholder may Transfer all or any portion of the Existing Shares to one or more charitable organizations described in Section 170(c) of the Code (each a “Charitable Organization”) (1) at any time after the shareholders of Golden West approve the Merger in accordance with applicable law or (2) if, prior to such Transfer, (i) the Shareholder provides to Wachovia prior written notice at least 5 days prior to the date of such Transfer of the Charitable Organization to which the Existing Shares shall be Transferred and the number of Existing Shares to be so Transferred and (iii) the Charitable Organization agrees in writing, in a manner reasonably acceptable in form and substance to Wachovia, to accept such Existing Shares subject to the terms and conditions of this Agreement (including, without limitation, the voting obligations hereunder) and such proxy and to be bound by the terms and conditions of this Agreement and such proxy. Any Charitable Organization that is a permitted transferee of Existing Shares in accordance with the foregoing sentence may further Transfer the Existing Shares to any Person who agrees in writing, in a manner reasonably acceptable in form and substance to Wachovia, to accept such Existing Shares subject to the terms and conditions of this Agreement and to be bound by the terms and conditions of this Agreement and who provides to Wachovia prior written notice at least 5 days prior to the date of such

Transfer of the Charitable Organization to which the Existing Shares shall be Transferred and the number of Existing Shares to be so Transferred.

(b) In case of a stock dividend or distribution, or any change in Golden West Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c) The Shareholder agrees, while this Agreement is in effect, to notify Wachovia promptly in writing of (i) the number of any additional shares of Golden West Common Stock, any additional options to purchase shares of Golden West Common Stock or other securities of Golden West acquired by the Shareholder, if any, after the date hereof and (ii) with respect to the subject matter contemplated by Section 3.1(d), any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Shareholder.

(d) The Shareholder agrees, while this Agreement is in effect, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Shareholder to, directly or indirectly, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal to acquire the Shares or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to any proposal to acquire the Shares, or otherwise facilitate any efforts or attempt to make or implement any proposal to acquire the Shares. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Shareholder shall be deemed to be a violation of this Section 3.1(d) by the Shareholder.

(e) The Shareholder agrees, while this Agreement is in effect, not to (i) take, agree or commit to take any action that would make any representation and warranty of the Shareholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) agree or commit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the date and time of termination of the Merger Agreement by either or both of Wachovia and Golden West pursuant to Section 8.01 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

4.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Wachovia any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Wachovia shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Golden West or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.

4.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Wachovia to:

Wachovia Corporation

One Wachovia Center

Charlotte, North Carolina 28288

Fax: (704) 374-3425

Attention:	Mark C. Treanor
Senior Executive Vice President, General
Counsel and Secretary

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Fax: (212) 558-3588

Attention: Mitchell S. Eitel

(b) if to the Shareholder to the address listed next to his name on the signature page hereto.

4.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever “knowledge” is used in this Agreement, it shall be deemed to mean the actual knowledge of the Shareholder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4.7 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina without regard to any applicable principles of conflicts of law.

4.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.11 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that any Charitable Organization that receives Existing Shares in a Transfer in accordance with Section 3.1(a), and any transferee of such Charitable Organization in a Transfer in accordance with Section 3.1(a), shall become subject to the terms and conditions of this Agreement upon delivery of the documents contemplated by Section 3.1(a). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

WACHOVIA CORPORATION

By:	/s/ G. Kennedy Thompson
	Name:	G. Kennedy Thompson
	Title:	Chairman, President and Chief Executive Officer

VOTING AND SUPPORT AGREEMENT

Counterpart Signature Page

IN WITNESS WHEREOF, the Shareholder has executed this Agreement as of the date first written above. The next subsequent page of this Agreement, which contains details of the number of Shares owned beneficially and of record by the Shareholder and the Shareholder’s address for notices, is hereby incorporated in this signature page by reference.

/s/ Bernard A. Osher
Bernard A. Osher, individually

Number of Shares owned beneficially and of record:	Directly (11,253,618). Indirectly (60,000), which are owned by Bernard A. Osher’s spouse. Shares Subject to Options to Purchase Common Stock (0).

Address for notices:

Bernard A. Osher

One Ferry Building, Suite 255

San Francisco, CA 94111

Fax (415) 677-5868

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy, Esq. and

Lawrence S. Makow, Esq.

Fax: (212) 403-2000

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